SCHEDULE A

Portfolios Covered by the Sub-Subadvisory Agreement, dated as of June 7, 2018 between

FIAM LLC

and

FMR Investment Management (UK) Limited

Portfolio	Strategic Advisers Funds Board Approval Date
Strategic Advisers Conservative U.S. Equity Fund	June 7, 2018

Strategic Advisers Fidelity Core Income Fund	June 7, 2018

Strategic Advisers Fidelity Emerging Markets Fund	September 13, 2018

Agreed and Accepted as of September 13, 2018

FIAM LLC	FMR Investment Management (UK) Limited

By: /s/ Jeff Goretti	By: /s/ Mark Flaherty
Name: Jeff Goretti	Name: Mark Flaherty
Title: Vice President	Title: Director
Date:	Date:

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